FORM 8-K
Exhibit 99.01

MEDIA CONTACT:
Gabriele Collier
Silicon Image, Inc.
Phone: 408-616-4088
gcollier@siliconimage.com

INVESTOR CONTACT:
Mike Bishop
Investor Relations – The Blueshirt Group
Phone: 415-217-4968
mike@blueshirtgroup.com

SILICON IMAGE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2012 EARNINGS

MHL Installed Base Grew to 220 Million Products

SUNNYVALE, Calif., February 5, 2013 – Silicon Image, Inc. (NASDAQ: SIMG), a leading provider of HD connectivity solutions, today reported financial results for its fourth quarter and fiscal year ended December 31, 2012.

Revenue for the fourth quarter of 2012 was $59.6 million, approximately a 2% increase from revenue of $58.7 million in the fourth quarter of 2011, and a 19% decrease from $73.9 million in the third quarter of 2012.  Revenue for fiscal year 2012 was $252.4 million compared with $221.0 million for fiscal year 2011.

“During 2012, Silicon Image achieved a significant number of milestones,” said Camillo Martino, chief executive officer of Silicon Image, Inc. “We shipped nearly 200 million product units, including more than 140 million MHL transmitters for smartphones and tablets. We also successfully launched our UltraGig™ product line, a complete 60GHz WirelessHD® solution for mobile devices.”

GAAP net loss for the fourth quarter of 2012 was $0.3 million, or $0.00 per diluted share, compared with a net loss of $0.4 million, or $0.00 per diluted share, for the third quarter of 2012 and a net loss of $10.2 million, or $0.12 per diluted share, for the fourth quarter of 2011. GAAP net loss for fiscal year 2012 was $11.2 million, or $0.14 per diluted share, compared with a net loss for fiscal year 2011 of $11.6 million, or $0.14 per diluted share.

Non-GAAP net income for the fourth quarter of 2012 was $6.2 million, or $0.08 per diluted share, compared with a net income of $8.8 million, or $0.11 per diluted share, for the third quarter of 2012 and a net income of $4.8 million, or $0.06 per diluted share, for the fourth quarter of 2011. Non-GAAP net income for fiscal year 2012 was $18.5 million, or $0.22 per share, compared with a net income for fiscal year 2011 of $16.4 million, or $0.20 per diluted share. Non-GAAP net income for these periods excludes stock-based compensation expense, impairment of investment in an unconsolidated affiliate, impairment of intangible asset, write-off certain unsalable inventory, amortization of intangible assets, restructuring charges, business acquisition related expenses and reversal of a subsidiary’s foreign currency translation adjustment.

“Our non-GAAP net income exceeded our expectations for the quarter, and our revenue for the full year increased 14% from the year before,” said Mr. Martino. “Additionally, our non-GAAP earnings per share grew year over year and we remain committed to executing our strategy as planned and driving shareholder value.”

During the fourth quarter of 2012, pursuant to the share repurchase plan announced in April 2012, Silicon Image repurchased approximately 751,000 shares of its common stock for approximately $3.3 million. In addition, pursuant to the $30 million accelerated share repurchase agreement entered in November 2012, Silicon Image received approximately 5 million shares of its common stock and expects to receive an additional 1 million to 1.5 million shares when the program concludes. The company’s cash and short-term investments balance as of December 31, 2012 was $107.5 million.

A reconciliation of GAAP and non-GAAP items is provided in a table following the Condensed Consolidated Statements of Operations.

The following are Silicon Image’s financial performance estimates for the first quarter of 2013:

Revenue:	approximately $59 million to $61 million
Gross Margin:	approximately 58%
GAAP operating expenses:	approximately $37.5 million
Non-GAAP operating expenses:	approximately $34.5 million
Diluted shares outstanding:	approximately 77 million
Non-GAAP tax rate:	approximately 30% of non-GAAP pre-tax income

Use of Non-GAAP Financial Information
Silicon Image presents and discusses gross margin, operating expenses, net income (loss) and basic and diluted net income (loss) per share in accordance with Generally Accepted Accounting Principles (GAAP), and on a non-GAAP basis for informational purposes only. Silicon Image believes that non-GAAP reporting, giving effect to the adjustments shown in the attached reconciliation, provides meaningful information and therefore uses non-GAAP reporting to supplement its GAAP reporting and internally in evaluating operations, managing and monitoring performance, and determining bonus compensation. Further, Silicon Image uses non-GAAP information as certain non-cash charges such as amortization of intangibles, stock based compensation, impairment of investment in an unconsolidated affiliate, impairment of intangible asset, write-off certain unsalable inventory, restructuring charges, business acquisition related expenses and reversal of a subsidiary’s foreign currency translation adjustment do not reflect the cash operating results of the business. Silicon Image has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of its operating results and to illustrate the results of operations giving effect to such non-GAAP adjustments. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Conference Call
Silicon Image will host an investor conference call today to discuss its fourth quarter of 2012 results at 2:00 p.m. Pacific Time and will webcast the event.  To access the conference call, dial 877-941-8416 or 480-629-9808 and enter pass code 4588511. The webcast and replay will be accessible on Silicon Image's investor relations website at http://ir.siliconimage.com. A replay of the conference call will be available within two hours of the conclusion of the conference call through February 19, 2013.  To access the replay, please dial 800-406-7325 or 303-590-0303 and enter pass code 4558851.

About Silicon Image, Inc.
Silicon Image is a leading provider of connectivity solutions that enable the reliable distribution and presentation of high-definition content for consumer electronics, mobile, and PC markets.  The company delivers its technology via semiconductor and intellectual property products that are compliant with global industry standards and feature market leading Silicon Image innovations such as InstaPort™ and InstaPrevue™. Silicon Image’s products are deployed by the world’s leading electronics manufacturers in devices such as mobile phones, tablets, DTVs, Blu-ray Disc™ players, audio-video receivers, digital cameras, as well as desktop and notebook PCs. Silicon Image has driven the creation of the highly successful HDMI® and DVI™ industry standards, the latest standard for mobile devices – MHL®, and the leading 60GHz wireless HD video standard – WirelessHD®. Via its wholly-owned subsidiary, Simplay Labs, Silicon Image offers manufacturers comprehensive standards interoperability and compliance testing services. For more information, visit us at http://www.siliconimage.com/.

Silicon Image and the Silicon Image logo are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and/or other countries. All other trademarks and registered trademarks are the property of their respective owners in the United States and/or other countries.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements include, but are not limited to, statements related to Silicon Image's future operating results, including revenue, gross margin, operating expenses, tax rates, company growth, progress and stock repurchases. These forward-looking statements involve risks and uncertainties, including the risks of uncertain economic conditions, competition in our markets, Silicon Image's ability to deliver financial performance in-line with its stated goals and other risks and uncertainties described from time to time in Silicon Image's filings with the U.S. Securities and Exchange Commission (SEC). These risks and uncertainties could cause the actual results to differ materially from those anticipated by these forward-looking statements. In addition, see the Risk Factors section of the most recent Form 10-K and 10-Q filed by Silicon Image with the SEC. These forward-looking statements are made on the date of this press release, and Silicon Image assumes no obligation to update any such forward-looking information.

SILICON IMAGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Revenue:
Product	$46,808	$62,197	$45,029	$203,487	$174,234
Licensing	12,796	11,722	13,704	48,877	46,775
Total revenue	59,604	73,919	58,733	252,364	221,009
Cost of revenue and operating expenses:
Cost of product revenue (1)	30,105	30,760	22,824	109,815	90,035
Cost of licensing revenue	220	99	150	626	794
Research and development (2)	17,305	17,848	17,646	77,372	66,533
Selling, general and administrative (3)	12,279	14,834	13,865	57,446	55,277
Amortization of acquisition-related intangible assets	(889)	496	496	599	1,585
Restructuring expense	(54)	73	812	110	2,269
Impairment of intangible asset	-	-	8,500	-	8,500
Total cost of revenue and operating expenses	58,966	64,110	64,293	245,968	224,993
Income (loss) from operations	638	9,809	(5,560)	6,396	(3,984)
Impairment of investment in an unconsolidated affiliate	-	(7,467)	-	(7,467)	-
Interest income and other, net	555	323	384	1,661	1,918
Income (loss) before provision for income taxes and equity in net loss of an unconsolidated affiliate	1,193	2,665	(5,176)	590	(2,066)
Income tax expense	1,458	2,464	4,047	9,979	8,583
Equity in net loss of an unconsolidated affiliate	-	609	994	1,803	994
Net loss	$(265)	$(408)	$(10,217)	$(11,192)	$(11,643)

Net loss per share – basic and diluted	$(0.00)	$(0.00)	$(0.12)	$(0.14)	$(0.14)
Weighted average shares – basic and diluted	79,564	82,504	82,050	81,872	80,603

(1) Includes stock-based compensation expense	$104	$97	$84	$523	$670
(2) Includes stock-based compensation expense	$871	$812	$777	$3,585	$3,774
(3) Includes stock-based compensation expense	$1,200	$1,124	$1,135	$5,096	$5,076

SILICON IMAGE, INC.
GAAP NET LOSS TO NON-GAAP NET INCOME RECONCILIATION
(In thousands, except per share amounts)
Unaudited

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
GAAP net loss	$(265)	$(408)	$(10,217)	$(11,192)	$(11,643)
Non-GAAP adjustments:
Stock-based compensation expense (1)	2,175	2,033	1,996	9,204	9,520
Amortization of intangible assets (2)	(639)	671	496	1,024	1,585
Amortization of intangible assets of an unconsolidated affiliate (2)	-	134	232	402	232
Business strategic initiative and acquisition related expenses (2)	-	201	-	3,257	814
Impairment of investment in an unconsolidated affiliate (3)	-	7,467	-	7,467	-
Impairment of intangible asset (3)	-	-	8,500	-	8,500
Write-down of certain unsalable inventory (3)	6,245	-	-	6,245	-
Restructuring expense (3)	(54)	73	812	110	2,269
Reversal of a subsidiary's foreign currency translation adjustment (3)	-	-	-	-	132
Non-GAAP net income before tax adjustments	7,462	10,171	1,819	16,517	11,409
Tax adjustments (4)	(1,218)	(1,327)	2,992	2,030	4,984
Non-GAAP net income	$6,244	$8,844	$4,811	$18,547	$16,393

Non-GAAP net income per share — basic	$0.08	$0.11	$0.06	$0.23	$0.20
Non-GAAP net income per share — diluted	$0.08	$0.11	$0.06	$0.22	$0.20
Weighted average shares — basic	79,564	82,504	82,050	81,872	80,603
Weighted average shares — diluted	80,389	83,353	83,406	82,871	83,195

Stock-based compensation expense is composed of the following:
Cost of revenue	$104	$97	$84	$523	$670
Research and development	871	812	777	3,585	3,774
Selling, general and administrative	1,200	1,124	1,135	5,096	5,076
Total	$2,175	$2,033	$1,996	$9,204	$9,520

Discussion of Non-GAAP Financial Measures

(1)
Stock-Based Compensation Related Items: Stock-based compensation expense relates primarily to equity awards, such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond our control. As such, management excludes this item from our internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure our core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

(2)
Business Strategic Initiative and Acquisition Related Items: We exclude certain expense items resulting from our business strategic initiative and acquisitions including the following, when applicable:(i) amortization of purchased intangible assets associated with our acquisitions; or relating to our unconsolidated affiliates and (ii) business strategic initiative and acquisition-related charges. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, our business strategic initiatives and acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. During January 2012, we established a research and development center in Hyderabad, India, whereby we hired 75 employees from our subcontractor and had to incur a onetime fee of approximately $3.056 million towards acquiring these employees. We amortized this fee over the first two quarters of 2012 amounting to $1,528 million per quarter. We do not expect a fee of similar nature to be paid in our normal course of business and consider it infrequent and non-recurring. We believe that providing non-GAAP information for business strategic initiative and acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

(3)
Other Items: We exclude certain other items that are the result of either unique or unplanned events including the following, when applicable:(i) impairment charges, (ii) write-down of certain unsalable inventory due to defects in the material used by one of our assembly vendors in the packaging process, (iii) restructuring and related costs and (iv) reversal of a subsidiary’s foreign currency translation adjustment. It is difficult to estimate the amount or timing of these items in advance. Restructuring charges result from events which arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. The inventory write-down is an unusual and one-time event for which we are seeking recovery from the vendor. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Reversal of a subsidiary’s foreign currency translation adjustment relates to the reversal from accumulated Other Comprehensive Income (OCI) to income of the accumulated foreign currency translation adjustment of our wholly owned subsidiary in Germany whose facilities and offices had been substantially liquidated during 2010. Our decision to take the accumulated foreign currency translation adjustment to income was based on the provisions of FASB ASC. No. 830-30-40, which states that currency translation adjustment should not be released from accumulated OCI into income until complete or substantially complete liquidation of an investment in a foreign entity. As this was a one-time income and that this unique transaction limits the comparability of our on-going operations with prior and future periods, we believe that this income does not accurately reflect the underlying performance of our continuing operations in the period in which this income was incurred. We assess our operating performance both with these amounts included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.

(4)
Tax adjustments: For the three and twelve months ended December 31, 2012 and for the three months ended September 30, 2012, our non-GAAP tax rate was approximately 30% of non-GAAP pre-tax income. For the three and twelve months ended December 31, 2011, our non-GAAP tax rate was approximately 18% of non-GAAP pre-tax income. Non-GAAP tax rate is primarily based on net expected cash flow for income taxes.

SILICON IMAGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited

	December 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$29,069	$37,125
Short-term investments	78,398	124,301
Accounts receivable, net	37,936	27,368
Inventories	11,268	10,062
Prepaid expenses and other current assets	8,105	9,101
Deferred income taxes	841	708
Total current assets	165,617	208,665
Property and equipment, net	14,840	12,772
Deferred income taxes, non-current	4,144	4,706
Intangible assets, net	11,452	11,915
Goodwill	21,646	18,646
Other assets	9,043	9,369
Total assets	$226,742	$266,073

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$10,690	$10,133
Accrued and other current liabilities	19,600	26,116
Deferred margin on sales to distributors	10,340	7,809
Deferred license revenue	2,185	2,684
Total current liabilities	42,815	46,742
Other long-term liabilities	16,827	14,815
Total liabilities	59,642	61,557
Stockholders’ equity	167,100	204,516
Total liabilities and stockholders’ equity	$226,742	$266,073

SILICON IMAGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(11,192)	$(11,643)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	6,107	6,416
Stock-based compensation expense	9,204	9,520
Amortization of investment premium	1,995	2,610
Tax benefits from employee stock-based transactions	498	2,125
Impairment of investment in an unconsolidated affiliate	7,467	-
Impairment of intangible asset	-	8,500
Amortization of intangible assets	1,331	1,585
Deferred income taxes	429	389
Reversal of a subsidiary's accumulated foreign currency translation adjustment	-	132
Excess tax benefits from employee stock-based transactions	(498)	(2,125)
Realized loss on sale of short-term investments	(139)	(177)
Equity in net loss of unconsolidated affiliate	1,803	994
Others	340	240
Changes in assets and liabilities:
Accounts receivable	(10,503)	(4,353)
Inventories	(1,206)	1,701
Prepaid expenses and other assets	1,124	(2,844)
Accounts payable	(529)	(2,521)
Accrued and other liabilities	(4,635)	4,829
Deferred margin on sales to distributors	2,531	(5,675)
Deferred license revenue	(505)	(2,245)
Cash provided by operating activities	3,622	7,458
Cash flows from investing activities:
Proceeds from maturities and sales of short-term investments	104,765	147,032
Purchases of short-term investments	(60,612)	(113,319)
Cash used in business acquisitions	-	(15,910)
Purchases of property and equipment	(8,885)	(7,821)
Cash paid for investment in an unconsolidated affiliate	(2,750)	(7,514)
Investment in privately held companies	(6,000)	-
Cash paid for assets purchased from privately-held company	(1,200)	-
Advances for intellectual properties	(1,242)	(7,805)
Repayment of secured notes	-	575
Cash provided by (used in) investing activities	24,076	(4,762)
Cash flows from financing activities:
Proceeds from employee stock programs	5,631	6,203
Excess tax benefits from employee stock-based transactions	498	2,125
Payment to acquire treasury shares	(39,684)	-
Repurchases of restricted stock units for income tax withholding	(2,179)	(3,304)
Payment of a line of credit assumed in business acquisition	-	(523)
Cash provided by (used in) financing activities	(35,734)	4,501
Effect of exchange rate changes on cash and cash equivalents	(20)	(14)
Net increase (decrease) in cash and cash equivalents	(8,056)	7,183
Cash and cash equivalents — beginning of year	37,125	29,942
Cash and cash equivalents — end of year	$29,069	$37,125
Supplemental cash flow information:
Common stock issued in connection with business acquisition (1.3 million shares)	$-	$10,429
Cash payment for income taxes	$(6,389)	$(6,722)
Restricted stock units vested	$6,276	$9,626
Property and equipment and other assets purchased but not paid for	$2,380	$1,132
Unrealized gain (loss) on short term investments	$40	$(90)